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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Patriot Variable Annuity Prospectus in Post-Effective Amendment No. 7 to the Registration Statement (Form N-4, No. 333-64153) of John Hancock Variable Annuity Account H and Account V.

We also consent to the inclusion, in the Statement of Additional Information, of our reports dated February 6, 2004 on the financial statements included in the Annual Reports of the John Hancock Variable Annuity Account H and Account V and dated February 25, 2004 on the financial statements included in the Annual Report of the John Hancock Life Insurance Company for the year ended December 31, 2003.

                                                          ERNST & YOUNG LLP
                                                          /s/ ERNST & YOUNG LLP
Boston, Massachusetts
April 23, 2004